Exhibit 10.2
Ron Shape
EFFECTIVE DATE
June 1, 2010 to May 31, 2011
CHIEF EXECUTIVE OFFICER INCENTIVE COMPENSATION PLAN
This incentive compensation plan is provided pursuant to Section 3.2 of that certain Executive Employment Agreement between Dlorah, Inc., a South Dakota corporation and a wholly-owned subsidiary of National American University Holdings, Inc. (the “Company”) and Dr. Ronald Shape, dated effective as of June 1, 2010.
For the fiscal year ending May 31, 2011, the Company will pay to Dr. Ronald Shape a cash bonus based on the audited consolidated financial statements for the Company for such fiscal year, as follows:
1.	If the Company achieves an Operating Ratio (as defined below) of less than 90%, then Dr. Shape will not receive a merit award pursuant to this incentive compensation plan.
2.	If the Company achieves an Operating Ratio equal to 90%, then Dr. Shape will be entitled to receive a merit award of 0.1% of the Company’s Total Revenue.
3.
If the Company achieves an Operating Ratio between 80% and 90%, then Dr. Shape will be entitled to receive a merit award of between 0.1% and 1.0% of the Company’s Total Revenue, prorated in accordance with the following schedule:

a.	Total Revenue
b.	For a 90% Operating Ratio, the amount payable pursuant to paragraph 2 above (i.e., Total Revenue times 0.1%)
c.	For an 80% Operating Ratio, the amount payable pursuant to paragraph 4 below (i.e., Total Revenue times 1.0%, less the amount of Dr. Shape’s base salary)
d.	Operating Ratio
e.	Merit award difference when Operating Ratio is between 90% and 80% as follows: ((line (d) less 80), times (line (c) less line (b)), divided by 10)
f.	Merit award as follows: line (c) minus line (e)
4.	If the Company achieves an Operating Ratio of 80% or less, then Dr. Shape will be entitled to receive a merit award of 1.0% of the Company’s Total Revenue, less the amount of Dr. Shape’s base salary.
For purposes of this plan, “Operating Ratio” means the ratio of (a) Total Operating Expenses, over (b) Total Revenue, but excluding Interest Income, Interest Expense and Taxes, and any revenue or expenses relating to extraordinary items (e.g., gains or losses from the sale of major corporate properties (however, revenue from the sale of individual condominium units will be included in Total Revenue), revenues or expenses relating to corporate acquisitions, or costs and expenses associated with responding to the United States Senate Inquiry) as determined by the Company’s Compensation Committee. All items set forth in the paragraph will be determined based on the Company’s audited Consolidated Statements of Operations and Comprehensive Income (Loss) for the Year Ended May 31, 2011.
Exhibit A attached hereto sets forth examples of the annual incentive compensation calculations based on this plan.

IN WITNESS WHEREOF, the parties have executed this Incentive Compensation Plan effective as of the date herein first above written.

COMPANY: DLORAH, INC.

/s/ Robert D. Buckingham

By:	Robert D. Buckingham
Its: Chairman

EXECUTIVE:

/s/ Ronald Shape

Dr. Ronald Shape